Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CUMULUS MEDIA INC.

DATED AS OF JUNE 4, 2018

Cumulus Media Inc., a corporation organized and existing under the laws of the state of Delaware, hereby certifies as follows:

1.    The name of the corporation is “Cumulus Media Inc.” (referred to herein as the “Company”).

2.    The Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware on April 9, 2018 in the name of “CM Emergence Newco Inc.”.

3.    This Amended and Restated Certificate of Incorporation amends and restates the provisions of the certificate of incorporation of the Company as heretofore amended (the “Certificate of Incorporation”), and been duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the DGCL.

4.    The text of the Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

ARTICLE I.

NAME

The name of the Company is Cumulus Media Inc.

ARTICLE II.

REGISTERED AGENT AND REGISTERED OFFICE

The registered agent of the Company is The Corporation Trust Company and the registered office of the Company is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE III.

PURPOSE

The purpose or purposes for which the Company is organized is the transaction of any or all lawful business for which corporations may be incorporated under the DGCL. The Company shall have perpetual existence.

ARTICLE IV.

AUTHORIZED SHARES

The aggregate number of shares which the Company is authorized to issue is 300,000,000, consisting of: (i) 100,000,000 shares designated as Class A Common Stock, $0.0000001 par value per share (hereinafter referred to as the “Class A Common Stock”); (ii) 100,000,000 shares designated as Class B Common Stock, $0.0000001 par value per share (hereinafter referred to as the “Class B Common Stock”); and (iii) 100,000,000 shares of Preferred Stock, $0.0000001 par value per share (hereinafter referred to as the “Preferred Stock”). The Class A Common Stock and Class B Common Stock shall be referred to collectively herein as the “Common Stock”.

ARTICLE V.

TERMS OF COMMON STOCK

Except with regard to voting and conversion rights, shares of Class A Common Stock and Class B Common Stock are identical in all respects. The preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the Common Stock and the various classes of Common Stock shall be as follows:

SECTION 1.    VOTING RIGHTS.

(a)    General Rights.

(i)    The holders of shares of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held on the record date therefor on any matter submitted to a vote of the stockholders of the Company. Except as may be required by law or by Section 1(a)(ii) or Section 1(a)(iii) of this Article V, the holders of shares of Class B Common Stock shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Company.

(ii)    Notwithstanding Section 1(a)(i) of this Article V, holders of Class B Common Stock shall be entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of Class B Common Stock that does not similarly affect the rights or obligations of the holders of Class A Common Stock.

(iii)    If and only if any of the following actions are submitted to a vote of the holders of Common Stock, each share of Class B Common Stock shall be entitled to vote with the Class A Common Stock, with each share of Common Stock having one vote and voting together as a single class (provided, that, for the avoidance of doubt, nothing contained in this Section 1(a)(iii) shall be construed to prohibit the Company from taking any action set forth in the following clauses (a) through (f) without a vote of the stockholders of the Company to the extent permitted by applicable law):

(a)	the retention or dismissal of outside auditors by the Company;

(b)	any dividends or distributions to the stockholders of the Company;

(c)	any material sale of assets, recapitalization, merger, business combination, consolidation, exchange of stock or other similar reorganization involving the Company or any of its subsidiaries;

(d)	the adoption of any new or amended Certificate of Incorporation;

(e)	other than in connection with any management equity or similar plan adopted by the Board of Directors of the Company, any authorization or issuance of equity interests, or any security or instrument convertible into or exchangeable for equity interests, in the Company or any of its subsidiaries; and

(f)	the liquidation of the Company or any of its subsidiaries.

(b)    No Action by Stockholders Without a Meeting. All actions of the stockholders of the Company must be taken at an annual or special meeting of the stockholders of the Company and may not be taken by written consent without a meeting.

(c)    Special Meeting of Stockholders. Special meetings of stockholders of the Company may be called (i) pursuant to a resolution adopted by the Board of Directors or (ii) by the Board of Directors upon the demand, in accordance with procedures in Section 2.3 of the bylaws of the Company, of the holders of record of shares representing at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting.

SECTION 2.    DIVIDENDS.

Subject to the rights, if any, of the holders of any outstanding Preferred Stock provided for or fixed pursuant to a resolution or resolutions designating such series in accordance with Article VI hereof, the holders of Common Stock shall be entitled to receive when, as and if declared by the Board of Directors of the Company, from funds lawfully available therefor, such dividends as may be declared by the Board of Directors of the Company from time to time. When and as dividends are declared on Common Stock, the holders of shares of each class of Common Stock will be entitled to share ratably in such dividend according to the number of shares of Common Stock held by them; provided, however, that in the case of dividends payable on Common Stock in shares of Common Stock, only Class A Common Stock will be issued with respect to dividends paid on Class A Common Stock and only Class B Common Stock will be issued with respect to dividends paid on Class B Common Stock. In the event any class of Common Stock is split, divided or combined, each other class of Common Stock simultaneously shall be proportionately split, divided or combined. The holders of shares of Common Stock and, to the extent required by the warrant agreement or agreements, entered into between the Company and the warrant agent thereunder on or about June 4, 2018 (as amended, modified or otherwise restated from to time to time, collectively, the “Warrant Agreements”), the holders of warrants issued pursuant to the Warrant Agreements (the “Warrants”) shall be entitled to participate in such dividends ratably on a per share basis (in the case of holders of Warrants, based upon their ownership of Class A or Class B Common Stock, as the case may be, underlying their Warrants on an as-exercised basis); provided, that no such distribution shall be made to holders of Warrants, Class A Common Stock or Class B Common Stock if (i) a Federal Communications Commission (“FCC”) ruling, regulation or policy prohibits such distribution to holders of Warrants or (ii) the Company’s FCC counsel opines that such distribution is reasonably likely to cause (a) the Company to violate any applicable FCC rules or regulations or (b) any such holder of Warrants to be deemed to hold an attributable interest in the Company.

SECTION 3.    LIQUIDATION, DISSOLUTION OR WINDING-UP.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts to which the holders of any shares ranking prior to the Common Stock in the distribution of assets shall be entitled upon liquidation, the holders of shares of the Class A Common Stock and the Class B Common Stock shall be entitled to share pro rata in the remaining assets of the Company in proportion to the respective number of shares of Common Stock held by each holder compared to the aggregate number of shares of Common Stock outstanding.

SECTION 4.    MERGER OR CONSOLIDATION.

In the event of a merger or consolidation of the Company, shares of Class A Common Stock and Class B Common Stock shall be treated identically, except with respect to voting and conversion rights as specifically described in this Article V; provided, however, that, except where the Class A Common Stock and the Class B Common Stock are to remain outstanding, the consideration received for each share of Class A Common Stock and Class B Common Stock as part of any such merger or consolidation shall be identical.

SECTION 5.    CONVERTIBILITY, TRANSFERS.

(a)    Conversion of Class B Common Stock. Each holder of Class B Common Stock is entitled to convert at any time or times all or any of such holder’s whole shares of Class B Common Stock into an equal number of shares of Class A Common Stock; provided, however, that to the extent that such conversion would result in the holder holding more than 4.99% of the outstanding shares of Class A Common Stock following such conversion, the holder shall first deliver to the Company an ownership certification in form and substance reasonably satisfactory to the Company for the purpose of enabling the Company (a) to determine that such holder does not have an attributable interest in another entity that would cause the Company to violate the Communications Act or FCC Regulations, and (b) to obtain any necessary approvals from the FCC or the United States Department of Justice. For the avoidance of doubt, the conversion rights provided by this Article V, Section 5 shall apply to whole shares of Class B Common Stock only, and the Company shall have no obligation to honor a request for conversion of a fraction of a share of Class B Common Stock. Notwithstanding anything to the contrary contained herein, the Company shall not be required to convert any share of Class B Common Stock if the Company reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act.

(b)    Condition Precedent to Conversion. As a condition precedent to any conversion of any shares of Class B Common Stock, the holder shall give the Company not less than five (5) business days’ prior written notice of any intended conversion and the identity of the Person who will hold the converted shares, and shall promptly provide the Company, in addition to the information required by Section 5(a), with any information reasonably requested by the Company to ensure compliance with applicable law.

(c)    Conversion.

(i)    Effective Time and Deliveries upon Conversion. Upon delivery of a notice of conversion in conformity with the foregoing provisions, the Company shall thereupon, as promptly as reasonably practicable, and in any event within five business days after receipt by the Company of such notice of conversion, make or cause to be made a book entry into the stock ledger of the Company for the aggregate number of shares of Class A Common Stock issuable upon such conversion (based upon the aggregate number of shares of Class B Common Stock so converted). Any share of Class B Common Stock converted hereunder shall, to the extent (A) such shares are properly converted in accordance with the terms hereof, (B) the Company has made a reasonable and good faith determination that such conversion does not violate the Communications Act or FCC Regulations and (C) subject to Section 5(a) of this Article V and Section 6 of this Article V, below, be deemed to have been effected immediately prior to the close of business on the day on which the notice of conversion shall have been delivered to the Company. At such time, the book entry into the stock ledger of the Company for the shares of Class A Common Stock issuable upon such conversion shall be deemed to have been made, and the holder thereof shall be deemed to be and entitled to all rights of the holder of record of such Class A Common Stock.

(ii)    No Adverse Action. The Company will, subject to the provisions of this Section 5 and Section 6, below, (i) not close its books against the transfer of Class A Common Stock issued or issuable upon conversion of Class B Common Stock in any manner which interferes with the timely conversion of Class B Common Stock, and (ii) take all such actions as are reasonably necessary in order to ensure that the Class A Common Stock issued or issuable with respect to such conversion will be validly issued, fully paid and non-assessable.

(iii)    Sufficient Shares. The Company shall at all times have authorized, reserved and set aside a sufficient number of shares of Class A Common Stock for the conversion of all shares of Class B Common Stock then outstanding.

(d)    Condition Precedent to Transfers. As a condition precedent to any transfers of record or beneficial ownership of any Capital Stock which would cause a transferee and its Affiliates to, solely as a result of such transfer, together hold of record or beneficially, in excess of 4.99% of any class of the Company’s Capital Stock, the transferor shall give the Company not less than five (5) business days’ prior written notice of any intended transfer and the identity of the Person who will be the transferee, and shall promptly provide the Company with any information reasonably requested by the Company to ensure compliance with applicable law.

(e)    Automatic Conversion upon exercise or exchange of Warrants. Upon (i) the exercise of any warrants (the “Initial Warrants”) issued pursuant to that certain Warrant Agreement, dated as of June 4, 2018, by and between the Company and Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, collectively as warrant agent, (the “Initial Warrant Agreement”), for shares of Class A Common Stock or (ii) the exchange of any Initial Warrants for shares of Class A Common Stock, in each case in accordance with Section 9.16 of the Initial Warrant Agreement, an equal number of shares of Class B Common Stock shall first be issued to the exercising or exchanging holder, clauses (a) through (d) of this Section 5 shall be deemed to be complied with by virtue of exercising or exchanging the Initial Warrant in accordance with the provisions of the Initial Warrant Agreement and such shares of Class B Common Stock shall immediately and automatically convert into an equal number of shares of Class A Common Stock without any further action by the holder of the Initial Warrant.

SECTION 6.    FCC MATTERS.

To the extent necessary to comply with the Communications Act and FCC Regulations, the Board of Directors may (i) take any action it believes necessary to prohibit the ownership or voting of more than 22.50% (or such higher number as may be approved by the FCC after the date of this Amended and Restated Certificate of Incorporation) of the Company’s outstanding Capital Stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively “Aliens”), or by any other entity (a) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (b) owned by, or held for the benefit of, Aliens in a manner that would cause the Company to be in violation of the Communications Act or FCC Regulations; (ii) prohibit any transfer of the Company’s stock which the Company believes could cause more than 22.50% (or such higher number as may be approved by the FCC after the date of this Amended and Restated Certificate of Incorporation) of the Company’s

outstanding Capital Stock to be owned or voted, directly of indirectly, by or for any person or entity identified in the foregoing clause (i); (iii) prohibit the ownership, voting or transfer of any portion of its outstanding Capital Stock to the extent the ownership, voting or transfer of such portion would cause the Company to violate or would otherwise result in violation of any provision of the Communications Act or FCC Regulations; (iv) redeem Capital Stock to the extent necessary to bring the Company into compliance with the Communications Act or FCC Regulations or to prevent the loss or impairment of any of the Company’s FCC licenses, (v) require disclosure to the Company by any stockholder of the Company if such stockholder’s ownership of the Capital Stock would result in 5% or more of the Company’s Capital Stock being owned or voted, directly or indirectly, by any person or entity identified in the foregoing clause (i), and (vi) require that any stockholder of the Company provide such information as the Company deems necessary or appropriate to effect the provisions of this Section 6 of Article V.

SECTION 7.    LEGEND.

Shares of Common Stock, to the extent certificated, shall bear a legend setting forth the restrictions on transfer and ownership which apply to such shares.

SECTION 8.    DEFINITIONS.

For the purposes of this certificate of incorporation, the following capitalized terms shall have the meanings set forth below:

“Advancement of Expenses” shall be defined as set forth in Article XI.

“Affiliate” shall be defined as set forth in Rule 144 promulgated under the Securities Act.

“Aliens” shall be defined as set forth in Section 6 of this Article V.

“Capital Stock” means all shares now or hereafter authorized of any class or series of capital stock of the Company which has the right to participate in the distribution of the assets and earnings of the Company, including Common Stock and any shares of capital stock into which Common Stock may be converted (as a result of recapitalization, share exchange or similar event) or are issued with respect to Common Stock, including, without limitation, with respect to any stock split or stock dividend, or a successor security.

“Class A Common Stock” shall be defined as set forth in Article IV.

“Class B Common Stock” shall be defined as set forth in Article IV.

“Common Stock” shall be defined as set forth in Article IV.

“Communications Act” shall mean the Communications Act of 1934, as amended.

“Director” shall mean a current or former member of the Board of Directors of the Company or Cumulus Media, Inc. (the “Predecessor Company”).

“DGCL” shall mean General Corporation Law of Delaware, as amended from time to time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FCC” shall mean the Federal Communications Commission.

“FCC Regulations” shall mean the rules, regulations or policies promulgated by the FCC and in effect from time to time.

“Final Adjudication” shall be defined as set forth in Article XI.

“Indemnitee” shall be defined as set forth in Article XI.

“Person” shall include any individual, entity, or group within the meaning of Section 13(d)(3) of the Exchange Act.

“Preferred Stock” shall be defined as set forth in Article IV.

“Proceeding” shall be defined as set forth in Article XI.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Undertaking” shall be defined as set forth in Article XI.

“Voting Securities” means the Common Stock and any other securities of the Company of any kind or class having power generally to vote for the election of Directors.

“Warrants” shall be as defined in Section 2 of this Article V.

“Warrant Agreements” shall be as defined in Section 2 of this Article V.

ARTICLE VI.

TERMS OF PREFERRED STOCK

The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except to the extent otherwise provided in any resolution or resolutions providing for the issue of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Notwithstanding the foregoing, the Board of Directors shall not issue any Preferred Stock for the purpose of implementing any shareholder rights plan unless, within one hundred and twenty (120) days thereof, such shareholder rights plan shall have been ratified by the affirmative vote of at least a majority of the total voting power of the outstanding shares of Capital Stock entitled to vote on such matters (voting as a class).

ARTICLE VII.

NO CUMULATIVE VOTING

No holder of any shares of any class of stock of the Company shall be entitled to cumulative voting rights in any circumstances.

ARTICLE VIII.

NO PRE-EMPTIVE RIGHTS

No stockholders shall have any pre-emptive rights to acquire unissued shares of the Company or securities of the Company convertible into or carrying a right to subscribe to or acquire shares.

ARTICLE IX.

ELECTION BY WRITTEN BALLOT NOT REQUIRED

Elections of Directors need not be by written ballot except and to the extent provided in the bylaws of the Company.

ARTICLE X.

LIMITATION OF LIABILITY OF DIRECTORS

To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director. Any repeal or modification of this Article X will not adversely affect any right or protection of a Director existing prior to such repeal or modification. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article TENTH by the stockholders of the Company, adoption of any provision inconsistent herewith or otherwise shall not adversely affect any right or protection of a Director existing at the time of such repeal, alteration, amendment, adoption or modification. The provisions of this Article TENTH shall continue as to a person who has ceased to be a Director and shall inure to his heirs, executors, administrators and personal and legal representatives.

ARTICLE XI.

INDEMNIFICATION

(a)    Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the person is or was a director or officer of the Company or the Predecessor Company, or while a director or officer of the Company or the Predecessor Company is or was serving at the request of the Company or the Predecessor Company as a director, officer, manager, employee or agent (including attorneys and other professionals) of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, and such current and former director, officer or manager’s Affiliates (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, manager, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. Such indemnification shall continue to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder, and such indemnification shall inure to the benefit of such person’s heirs, executors and administrators. Notwithstanding the foregoing, except as provided in paragraph (c) of this Article XI with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

(b)    Right to Advancement of Expenses. The right to indemnification conferred in paragraph (a) of this Article XI shall include the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in such person’s capacity as a director or officer shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this paragraph (b) or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in paragraphs (a) and (b) of this Article XI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, manager, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(c)    Right of Indemnitee to Bring Suit. If a claim under paragraphs (a) and (b) of this Article XI is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article XI or otherwise shall be on the Company.

(d)    Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s certificate of incorporation, bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

(e)    Insurance. The Company may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Company or the Predecessor Company, or is or was serving at the request of the Company or the Predecessor Company as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or any of such director’s, officer’s or manager’s Affiliates, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the DGCL.

(f)    Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company or the Predecessor Company to the fullest extent of the provisions of this Article XI with respect to the indemnification and Advancement of Expenses of directors and officers of the Company or the Predecessor Company.

ARTICLE XII.

BOARD OF DIRECTORS

(a)    Composition of the Board of Directors. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Company then in effect, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the DGCL, this Certificate of Incorporation, and the bylaws of the Company. Subject to the rights, if any, of the holders of any outstanding Preferred Stock provided for or fixed pursuant to a resolution or resolutions designating such series in accordance with Article VI hereof, the Board of Directors shall consist of seven members, one of whom shall at all times be the Chief Executive Officer of the Company. At each annual meeting of stockholders, directors shall be elected for a term of office to expire at the succeeding annual meeting of stockholders. Directors shall be of one class and each director shall serve until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation or removal. Subject to the rights, if any, of the holders of any outstanding Preferred Stock provided for or fixed pursuant to a resolution or resolutions designating such series in accordance with Article VI hereof, the holders of the issued and outstanding shares of Class A Common Stock shall have the right and power to elect all the directors of the Company by vote of holders of a plurality of the votes of the issued and outstanding Class A Common Stock present in person or represented by proxy at any meeting at which a quorum is present called for the purpose of electing directors.

(b)    Term of Office. The term of the initial Board of Directors shall be through the 2019 annual meeting of the Company.

(c)    Removal. Subject to the rights, if any, of the holders of any outstanding Preferred Stock provided for or fixed pursuant to a resolution or resolutions designating such series in accordance with Article VI hereof, any director or the entire Board of Directors may be removed from office, with or without cause, by the affirmative vote of no less than a majority of the total voting power of the outstanding shares of the Capital Stock of the Company entitled to vote in any annual election of directors, voting together as a single class.

ARTICLE XIII.

AMENDMENT OF THE BYLAWS

In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Company, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Company may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

ARTICLE XIV.

SECTION 203 OF THE DGCL

The Company expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XV.

EXCLUSIVE FORUM

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder of the Company (including a beneficial owner of stock) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the bylaws of the Company, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

ARTICLE XVI.

MISCELLANEOUS

Subject to further amendments of this Certificate of Incorporation, as provided by applicable law, the Company shall not issue any non-voting equity securities in violation of Section 1123(a)(6) of Title 11 of the Bankruptcy Code, as in effect on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that the foregoing restriction (i) shall have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company, (ii) shall not have any further force or effect beyond that required under Section 1123(a)(6), and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer as of the day and year first above written.

CUMULUS MEDIA INC.

By:	/s/ Richard S. Denning
Name: Richard S. Denning
Title: Senior Vice President, Secretary and General Counsel

[Signature Page to Amended and Restated Certificate of Incorporation of Cumulus Media Inc.]